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                                                                  EXHIBIT (a)(7)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
    TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED
     APRIL 21, 1998, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING
        MADE TO, AND TENDERS WILL NOT BE ACCEPTED FROM, OR ON BEHALF OF,
          HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF
              THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN
               COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IF
                THE SECURITIES LAWS OF ANY JURISDICTION REQUIRE
                  THE OFFER TO BE MADE BY A LICENSED BROKER OR
                  DEALER, THE OFFER SHALL BE DEEMED TO BE MADE
                   ON BEHALF OF S ACQUISITION CORP. BY MORGAN
                   STANLEY & CO. INCORPORATED OR ONE OR MORE
                     REGISTERED BROKERS OR DEALERS LICENSED
                      UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                                  COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                            SIMULATION SCIENCES INC.
                                       AT
                          $10.00 NET PER SHARE IN CASH
                                       BY
                               S ACQUISITION CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                    SIEBE PLC

   S Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Siebe plc, a public limited company organized under the laws of the United Kingdom ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.001 per share, of Simulation Sciences Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of August 13, 1997, as amended through the date hereof, between the Company and Harris Trust Company of California, as Rights Agent (collectively, the "Shares"), at a purchase price of $10.00 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 21, 1998, and the related Letter of Transmittal (which together constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON MONDAY, MAY 18, 1998, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis on the date of purchase (excluding any option, warrant or other contractual right to purchase shares of the Company's common stock which on April 15, 1998 had an exercise price per share that was equal to or greater than $10.00) (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Sections 1 and 15 of the Offer to Purchase.

   The Offer is not conditioned on obtaining financing.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 15, 1998 (the "Merger Agreement"), by and among Parent, Purchaser, S Sub Corp. ("Merger Sub") and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (other than (i) Shares owned by Parent, Purchaser or any subsidiaries thereof or Shares held in the Company's treasury and (ii) Shares held by holders who have properly exercised their appraisal rights under the Delaware General Corporation Law) immediately prior to the Effective Time (as defined in the Merger Agreement), will be converted into the right to receive the Offer Price, in cash, without interest thereon, less any required withholding of taxes, upon the surrender of certificates formerly representing such Shares.
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   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND
THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF SHARES (THE "STOCKHOLDERS") AND UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Purchaser and not withdrawn on or prior to the Expiration Date if, as and when Purchaser gives oral or written notice to Bankers Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payments to tendering Stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment will be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

   The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, May 18, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. In the Merger Agreement, Purchaser has agreed that if all of the conditions to the Offer are not satisfied by the Expiration Date then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date which is 30 business days after the commencement of the Offer, Purchaser shall extend the Offer from time to time (up to such 30th business day) until such conditions are satisfied or waived. Otherwise, Purchaser has agreed in the Merger Agreement that, without the prior written approval of the Company, it will not extend the period during which the Offer is open, except (subject to the Company's right to terminate the Merger Agreement, discussed under Section 13 of the Offer to Purchase) (A) as required to comply with any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission"), (B) until such time as all such conditions described under Section 15 of the Offer to Purchase have been satisfied or waived or (C) if less than 90% of the outstanding Shares have been tendered, for one or more times for a total number of days in the aggregate for any extension in accordance with this clause (C) not to exceed 10 business days for any reason other than those specified in the immediately preceding clauses (A) and (B). Subject to the foregoing restrictions, Purchaser reserves the right (but will not be obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

   Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission, to waive or reduce the Minimum Condition or to waive any other condition to the Offer; provided, however, that pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the consent of the Company, waive the Minimum Condition if such waiver would result in less than a majority of the outstanding Shares (on a fully-diluted basis) being accepted for payment or paid for pursuant to the Offer. If the Minimum Condition, or any of the other conditions set forth in
Section 15 of the Offer to Purchase, has not been satisfied by 12:00 midnight, New York City time, on May 18, 1998 (or any other time then set as the Expiration Date), Purchaser may elect to (1) subject to the qualifications above with respect to the extension of the Offer, extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement, accept for payment all Shares so tendered and not extend the Offer or (3) subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Stockholders.

   Except as set forth above, and subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that Purchaser pay consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises its right to extend the Offer.


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   Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 19, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. An Eligible Institution is a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act.

   THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14d-6(e)(1)(VII) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

   The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Holders of Shares may also contact brokers, dealers, commercial bankers and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                            Toll Free (800) 769-6414

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-7239

April 21, 1998


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